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                                                                    EXHIBIT 99.1


[LIBBEY LOGO]                                                   LIBBEY INC.
                                                                300 MADISON AVE
                                                                P.O. BOX 10060
                                                                TOLEDO, OH 43699




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N E W S   R E L E A S E


AT THE COMPANY:                             AT FRB | WEBER SHANDWICK:
KENNETH BOERGER                             SUZY LYNDE
VICE PRESIDENT AND TREASURER                ANALYST INQUIRIES
(419) 325-2279                              (312) 640-6772


FOR IMMEDIATE RELEASE
THURSDAY, MAY 1, 2003


                 LIBBEY INC. HOLDS ANNUAL SHAREHOLDERS MEETING;
                  CHIEF EXECUTIVE REVIEWS INITIATIVES TO DRIVE
                               SHAREHOLDER VALUE

                      ANNOUNCES NEW CHIEF FINANCIAL OFFICER


TOLEDO, OHIO, MAY 1, 2003--At the annual meeting of shareholders for LIBBEY INC. (NYSE: LBY) held today, John F. Meier, chairman and chief executive officer, reviewed the company's financial performance, the two important acquisitions of Royal Leerdam and Traex completed in 2002, its major strategic opportunities and the current economic environment.

OUTLOOK FOR 2003

Mr. Meier, commenting on the company's outlook for 2003 said, "Our second quarter should include sales of $130 to $135 million and diluted earnings per share in the range of $0.60 to $0.70. For the full year we anticipate sales in the range of $520 to $525 million and diluted earnings per share in the range of $2.20 to $2.30. This compares to $1.82 in 2002, which included $13.6 million in expenses related to an abandoned acquisition."

The company stated that a major factor in its revised forecast is ongoing higher natural gas prices. It now expects natural gas costs will be a penalty of $0.30 to $0.35 per diluted share as compared to the prior year. Results at Vitrocrisa, the company's joint venture in Mexico, are expected to be $0.12 to $0.15 per diluted share lower than what was originally expected for the full year, due to higher natural gas costs, a slower economy in Mexico and lower production activity to improve cash flow.


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In addition, as explained in a press release on January 13, 2003, as the result of lower pension fund investment returns and lower discount rates, the company will be incurring pension expense in 2003 as compared to pension income in 2002. This change along with higher retiree medical expenses will have a negative non-cash earnings impact of approximately $0.30 in 2003.

The company also confirmed that the acquisitions of Royal Leerdam and Traex are expected to be accretive in 2003 by $0.15 to $0.20 per diluted share.

CAPITAL EXPENDITURE PROGRAM

Capital expenditure programs targeted to reduce costs in Libbey's domestic facilities were also reviewed. Mr. Meier confirmed the company's plans to make investments of $30 to $35 million over the next three years in new equipment devoted to automating processes and improving efficiencies. However, it was also noted that some repair and maintenance capital expenditures would now be deferred until 2004, resulting in expected capital expenditures of $25 to $30 million in 2003. This compares to previous estimates of $35 to $40 million of capital expenditures for 2003.

NEW CHIEF FINANCIAL OFFICER NAMED

Scott M. Sellick has been promoted to vice president and chief financial officer of Libbey Inc. effective immediately. Mr. Sellick, currently director of accounting and taxation at Libbey, was also named an officer of the company. He joined Libbey in 1997 as director of taxation. He replaces Kenneth G. Wilkes who was promoted to vice president and head-international operations in January of this year.

The above information includes "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases.

Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements.

Important factors potentially affecting performance include: increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico, including the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico and Western Europe, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher interest rates that increase the company's borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expenses associated with higher medical costs, reduced pension income associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar that could reduce the cost-competitiveness of the company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and


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the earnings and cash flow of the company's joint venture in Mexico, Vitrocrisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the company's operations or within the intended time periods; whether the company completes any significant acquisition, and whether such acquisitions can operate profitably.

Libbey Inc.:
- is a leading producer of glass tableware in North America;
- is a leading producer of tabletop products for the foodservice industry;
- exports to more than 75 countries; and,
- provides technical assistance to glass tableware manufacturers around the world.

Based in Toledo, Ohio, the company operates glass tableware manufacturing plants in the United States in California, Louisiana, and Ohio and in The Netherlands. Its Royal Leerdam subsidiary, located in Leerdam, The Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. In addition, Libbey is a joint venture partner in the largest glass tableware company in Mexico. Its Syracuse China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry, including: ware washing racks, trays, dispensers, bar supply, tabletop, food preparation items and brushes. In 2002, Libbey Inc.'s net sales totaled $433.8 million.



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